EXHIBIT 10.25

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is effective as of the 16th day of April, 2007, by and between ROBERT J. TONER, JR., an individual resident of the State of Georgia (“Employee”), and INNOTRAC CORPORATION, a Georgia corporation (the “Employer”).

W I T N E S S E T H:

WHEREAS, Employee previously entered into an Employment Agreement with the Employer, which has expired by its terms; and

WHEREAS, the parties hereto desire to enter into an agreement for the Employer’s continued employment of Employee on the terms and conditions contained herein; and

WHEREAS, this Employment Agreement supersedes any prior employment agreement or promises between Employer and Employee regarding the terms of Employee’s employment; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Employment.

Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as Senior Vice President or in such other executive capacity as the Board of Directors of Employer (the “Board of Directors”) may hereafter from time to time determine. Employee agrees to devote his full business time and best efforts to the performance of the duties that Employer may assign Employee from time to time.

Section 2. Term of Employment.

The term of Employee's employment (the “Term”) shall continue from the date hereof until the earlier of (a) December 31, 2009, provided that this date shall automatically extend until December 31, 2010 and until each December 31 thereafter, unless either the Employer or the Employee provides written notice of non-renewal to the other party no later than the September 30th prior to the upcoming December 31st expiration date, or (b) the occurrence of any of the following events:

(i) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of three (3) months during any consecutive twelve (12) month period during the term hereof, as determined by the Board of Directors, by reason of mental or physical disability);

(ii) The termination by Employer of Employee's employment hereunder, upon prior written notice to Employee, for “good cause”, as determined by the Board of Directors. For purposes of this Agreement, “good cause” for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, theft or embezzlement, (B) if Employee fails to comply with the terms of this Agreement, and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails, (C) if Employee violates any of the provisions contained in Section 4 of this Agreement, (D) if Employee tests positive for illegal drugs, or (E) if Employee’s conduct is deemed unprofessional, unethical or detrimental to the Employer; or

(iii) The termination of Employee’s employment by either party upon at least ninety (90) days prior written notice.

Section 3. Compensation.

3.1 Term of Employment. Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the term of employment hereunder:

(a) Salary. Employee will be paid a salary (the “Salary”) of no less than Two Hundred Thousand Dollars ($200,000) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Salary shall be reviewed by the Board of Directors of Employer on at least an annual basis.

(b) Bonus. Employee will be entitled to an annual bonus, based on personal and company performance, as awarded by the Board of Directors. The Bonus for each calendar year, if any, shall be paid promptly upon the availability of annual financial results and no later than March 15 of the following calendar year.

(c) Vacation. Employee shall receive four (4) weeks vacation time per calendar year during the term of this Agreement. Any unused vacation days in any calendar year may not be carried over to subsequent years.

(d) Expenses. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer.

(e) Benefit Plans. Employee may participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other senior executives of Employer, on the terms and subject to the conditions set forth in such plans. Employer shall contribute to the premiums for reasonable supplemental life and disability insurance coverage.

3.2 Effect of Termination.

(a) Accrued Benefits. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of termination (the “Termination Date”), but from and after the Termination Date, no additional compensation or benefits shall be earned by Employee hereunder. If Employee’s termination of employment is for any reason other than by Employer pursuant to Section 2(b)(ii) above, Employee shall be deemed to have earned any Bonus payable with respect to the calendar year in which the Termination Date occurs on a prorated basis (based on the number of days in such calendar year through and including the Termination Date divided by 365) based upon the year to date financials and performance of the Employer and assuming performance at the target level for any individual performance criteria. Any such prorated Bonus shall be payable as soon as administratively practicable and no later than 30 days following the Employee’s Termination Date.

(b) Severance. If Employee's employment hereunder is terminated by Employer pursuant to Section 2(b)(iii) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) for a three-month period (on the same basis as if Employee continued to serve as an employee hereunder for such applicable period); provided, however, that all such continued Salary payments shall be paid to the Employee not later than the 15th day of the third month following the end of the year in which the Termination Date occurs, and any such continued Salary payment that would be payable after such date will be payable with the last payment that would occur prior to such date.

(c) Stock Options. If Employee's employment is terminated pursuant to Section 2(b)(i) hereof or if Employee's employment is terminated by Employer pursuant to Section 2(b)(iii), all options to purchase stock of the Employer or an affiliate of the Employer granted to Employee shall immediately become fully vested and exercisable upon such termination. In the case of a termination pursuant to Section 2(b)(i) hereof, the options will expire in accordance with their respective scheduled expiration dates. In the case of a termination by Employer pursuant to Section 2(b)(iii) hereof, the options will expire on the earliest of (i) the first anniversary of the Employee’s Termination Date, (ii) the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the options would otherwise have expired in accordance with their scheduled post-employment exercise term, and (iii) the expiration of the maximum term provided in the options. Upon the death of Employee, any options that Employee would otherwise be entitled to exercise hereunder may be exercised by his personal representatives or heirs, as applicable. If Employee's employment is terminated by Employer pursuant to Section 2(b)(ii), all options not then exercisable shall be forfeited as of the Termination Date and those options which are exercisable as of the Employee’s Termination Date shall be exercisable for the period provided in the options, or if longer, for a period of 60 days after the Termination Date, but in no event beyond the maximum option term provided in the options, and after such 60-day period, all unexercised options will expire. To the extent necessary, this provision shall be deemed an amendment of any option agreement between the Employee and the Employer or an affiliate of the Employer.

3.3 Officer Retention Plan and Effect of Change in Control. Employee shall be eligible to participate in the Innotrac Corporation Officer Retention Plan (the “Retention Plan”), attached hereto and incorporated herein as Exhibit A to this Agreement, as such Retention Plan may be modified from time to time. Pursuant to the Retention Plan, Employee may be entitled to a retention bonus payment if a Change in Control (as defined in the Retention Plan) occurs while the Employee is employed by the Employer or if the Employer terminates the Employee’s employment other than for good cause pursuant to Section 2(b)(ii) within 6 months prior to the date of a Change in Control. If Employee becomes entitled to any payment under the Retention Plan, the Employee will not be entitled to any payment under Section 3.2(b) above upon the Employee’s termination of employment. If any amount was paid pursuant to Section 3.2(b) above prior to the date of any payment under the Retention Plan, the amount payable under the Retention Plan will be reduced by the amount previously paid the Employee pursuant to Section 3.2(b).

Section 4. Partial Restraint on Post-termination Competition and Non-Solicitation.

4.1 Definitions. For the purposes of this Section 4, the following definitions shall apply:

(a) “Company Activities” means the business of providing fulfillment services, order processing, call center and customer care services, technology solutions, e-commerce services including e-commerce fulfillment and e-commerce return services as well as other similar services that Innotrac or its subsidiaries is involved in at the date of this agreement.

(b) “Competitor” means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Company Activities.

(c) “Competitive Position” means (i) the direct or indirect ownership or control of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Employee will serve such Competitor in any managerial capacity.

(d) “Confidential Information” means any confidential, proprietary business information or data belonging to or pertaining to Employer that does not constitute a “Trade Secret” (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Employer’s customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Employee as a result of his employment with Employer.

(e) “Customer” means actual customers or actively sought prospective customers of Employer during the Term.

(f) “Noncompete Period” or “Nonsolicitation Period” means the period beginning the date hereof and ending on (i) the first anniversary of the termination of Employee's employment with Employer if Employee is not entitled to any payment under the Retention Plan and (ii) the third anniversary of the termination of Employee’s employment with Employer if Employee receives any payment under the Retention Plan.

(g) “Territory” means the area within a hundred (100) mile radius of any corporate office of Employer or any of its subsidiaries, affiliates or divisions.

(h) “Trade Secrets” means information or data of or about Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning Employer’s finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(i) “Work Product” means any and all work product, property, data documentation or information of any kind, prepared, conceived, discovered, developed or created by Employee for Employer or its affiliates, or any of Employer’s or its affiliates’ clients or customers.

4.2 Trade Name and Confidential Information.

(a) Employee hereby agrees that (i) with regard to each item constituting all or any portion of the Trade Secrets, at all times during the Term and all times during which such item continues to constitute a Trade Secret under applicable law; and (ii) with regard to any Confidential Information, during the Term and the Noncompete Period:

(i) Employee shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Employer or name similar thereto, without the prior written consent of Employer;

(ii) Employee shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of Employer; and

(iii) Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist Employer, to the extent necessary, in the procurement or any protection of Employer’s rights to or in any of the Trade Secrets or Confidential Information.

4.3  Noncompetition.

(a) The parties hereto acknowledge that Employee is conducting Company Activities throughout the Territory. Employee acknowledges that to protect adequately the interest of Employer in the business of Employer it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

(b) Employee hereby agrees that, during the Term and the Noncompete Period, Employee will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Employee shall notify Employer promptly in writing if Employee receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

Nothing contained in this Section 4 shall prohibit Employee from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

4.4 Nonsolicitation of Customers

(a) During Employment Term. Employee hereby agrees that Employee will not, during the Term, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term.

(b) During Nonsolicitation Period. Employee hereby agrees that Employee will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term; provided, however, that the covenant in this clause shall limit Employee’s conduct only with respect to those Customers with whom Employee had substantial contact (through direct, managerial or supervisory interaction with the Customer or the Customer’s account) during a period of time up to but no greater than two (2) years prior to the last day of the Term.

4.5 Nonsolicitation of Employees. Employee hereby agrees that Employee will not, during the Term and Nonsolicitation Periods, directly or indirectly (i) hire any employees of the Employer, or (ii) solicit or encourage any personnel employed by the Employer to terminate his or her relationship with the Employer.

Section 5. Miscellaneous.

5.1 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

5.2 Survival of Obligations. The covenants in Section 4 of this Agreement shall survive termination of Employee's employment, regardless of who causes the termination and under what circumstances.

5.3 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

Employer

Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, GA 30097
Attention: Mr. Scott Dorfman
                                                   Chief Executive Officer
Telephone No.: (678) 584-4010

Employee

Robert J. Toner, Jr.
4140 Homestead Ridge
Cumming, GA  30041

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

5.4 Section 409A. To the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including the regulations promulgated thereunder. The Employer shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Employer shall have the authority to delay the commencement of payments to “specified employees” of the Employer to the extent such delay is mandated by the provisions of Section 409A.

5.5 Binding Effect. This Agreement inures to the benefit of, and is binding upon, Employer and their respective successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

5.6 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

5.7 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

5.8 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9 Specific Performance. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5.11 Public Announcement. Neither party shall disclose that this Agreement has been executed until such time as both parties mutually agree to such disclosure.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                    INNOTRAC CORPORATION

                    By: /s/ Scott D. Dorfman
                                                                                                                                                                   Scott D. Dorfman
                                                                                                                                                                   Chief Executive Officer

                    EMPLOYEE

                    /s/ Robert J. Toner, Jr.
                    Robert J. Toner, Jr.

Exhibit A

INNOTRAC CORPORATION
OFFICER RETENTION PLAN

INTRODUCTION

Purpose. The Board of Directors of Innotrac Corporation (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its executives, notwithstanding the possibility or occurrence of a significant restructuring or change in control of the Company or of a parent company of the Company. The Board of Directors (the “Board”) believes it is imperative to diminish the inevitable distraction of such executives by virtue of the personal uncertainties and risks created by such possibilities and to encourage the executives’ full attention and dedication to the Company and its affiliates. Therefore, in order to accomplish these objectives, the Board has approved and adopted this Innotrac Corporation Officer Retention Plan (the “Plan”) to induce certain executives of the Company and its affiliates to remain in their current employment and to devote their time and energies to the successful performance of their employment duties by providing such persons a measure of security.

Effective Date. The Plan was approved by the Board of Directors of the Company on March 28, 2005 and shall be effective on that date (“Effective Date”).

ELIGIBILITY

Executives Eligible to Participate Plan. Initial Participants in the Plan have been selected by the Board or the Committee and are reflected on Exhibit A hereto. Exhibit A shall be adjusted from time to time as necessary to reflect the addition or subtraction of Participants or the reallocation of Participation Interests as determined by the Committee.

DEFINITIONS

Definitions. The following capitalized terms used in the Plan shall have the meanings assigned to them below:

"Board" means the Board of Directors of the Company.

"Cause" for termination of employment of a Participant has the meaning assigned such term or the term “good cause” in the Participant’s Employment Agreement with the Company.

A "Change in Control" as used herein means any change in the ownership of the Company or effective control of the Company or any change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee responsible for the administration of the Plan, which shall be the Compensation Committee of the Board, or such other committee as may be designated by the Board.

"Company" means Innotrac Corporation, a Georgia corporation.

"Disability" of a Participant has the meaning assigned such term or the term “total disability” in the Participant’s Employment Agreement with the Company. If the Participant has no Employment Agreement, Disability shall have the meaning ascribed to the term “Disabled” under Code Section 409A(a)(2)(C) and the regulations promulgated thereunder.

“Employment Agreement” means the employment agreement entered into between the Participant and the Company or an affiliate of the Company, which is in effect as of the date of determination.

“Participant" means an executive of the Company or its affiliates who has been selected by the Committee or the Board to participate in the Plan.

"Participation Interest" of a Participant means such Participant’s designated percentage interest in the Retention Bonus Pool, reallocated from time to time in accordance with Article Four of the Plan. Each Participant’s initial Participation Interest is indicated opposite his or her name on Exhibit A hereto.

"Payment Date" means the date on which a Participant becomes entitled to payment of his or her Retention Bonus in accordance with Article Four of the Plan.

"Plan" means this Innotrac Corporation Officer Retention Plan, as it may be amended.

"Restrictive Covenants" means the restrictive covenants contained in the Participant’s Employment Agreement with the Company, including without limitation, the covenants not to disclose confidential information, not to compete with the Company, not to recruit the Company’s employees, and not to solicit the Company’s clients or customers.

“Retention Bonus Pool” means an amount calculated in accordance with Article Five which will be allocated in accordance with the terms of the Plan for the payment of Retention Bonuses to Participants under the Plan.

“Retention Bonus (or Retention Bonuses)” means the amount payable to a Participant under Article Four.

“Special Restricted Stock” means the restricted shares of the Company’s common stock, which were or will be granted to the Participant under the Company’s 2000 Stock Option and Incentive Award Plan as a special incentive to remain employed with the Company, and which had or will have a value (without discount for the restrictions) of $250,000 at the time of grant.

RETENTION BONUSES

Retention Bonus Upon a Change in Control. Upon the occurrence of a Change in Control, each Participant who is an employee of the Company or its affiliates shall be eligible to receive a Retention Bonus equal to the Participant’s Participation Interest at the time of the Change in Control multiplied by the amount of the Retention Bonus Pool, less the value of any shares of Special Restricted Stock held by the Participant as of the time of the Change in Control. To be eligible to receive the Retention Bonus, the Participant: (i) must not have violated any of the Restrictive Covenants, (ii) if requested by the Company, must, no later than the date of the Change in Control, execute an amendment to the Employment Agreement or a separate agreement provided by the Company which updates the Restrictive Covenants to properly reflect the business and customers of the Company and the role and responsibilities of the Participant as of the time of the Change in Control and which provides that the Participant will be subject to the Restrictive Covenants for a period of two years following the Participant’s termination of employment, and (iii) must be employed by the Company or one of its affiliates on the date of the Change in Control or must have terminated employment within 3 months prior to the date of the Change in Control other than for Cause, as provided in Section 4.2 below. If the Participant satisfies the above requirements, the Participant’s Retention Bonus shall become 100% vested as of the date of the Change in Control and shall be payable in a lump sum within fifteen (15) days of the Change in Control.

Termination of Employment Prior to a Change in Control. Except as provided in the next sentence below, if, prior to a Change in Control, a Participant’s employment is terminated by the Company or any of its affiliates for any reason or the Participant terminates employment for any reason, then the Participant shall forfeit his or her Participation Interest and no Retention Bonus shall be payable to such Participant. Notwithstanding the above, if, within 3 months prior to a Change in Control, the Participant’s employment is terminated by the Company without Cause (including by reason of death or Disability), then the Participant will be entitled to receive the Retention Bonus at the same time and in the same manner as if the Participant were employed on the date of the Change in Control provided that the Participant satisfies all the requirements in Section 4.1 other than employment on the date of the Change in Control.

Forfeitures and Adjustments of Participation Interests. If a Participant becomes ineligible to receive a Retention Bonus by reason of a disqualifying termination of employment, the Participant shall immediately cease to be a Participant, and he or she shall forfeit all rights under the Plan to receive any Retention Bonus. In such event, the Board may, but need not, (i) select one or more new Participants to replace the terminated Participant and/or (ii) increase the Participation Interest of one or more existing Participants in any manner, including on other than a prorata basis; provided that the aggregate Participation Interests of any such new Participants and/or the increase in Participation Interests for existing Participants shall not exceed the forfeited Participation Interest of the terminated Participant. Any remaining portion of the Participation Interest of the terminated Participant not specifically reassigned to one or more new or existing Participants may, but need not be, allocated prorata to all existing Participants, based on their relative Participation Interests, or it may remain unallocated or subject to allocation at a later date by the Committee in its discretion. At any time prior to the date of a Change in Control, the Committee may add or remove Participants and may revise the Participation Interests assigned to each Participant.

RETENTION BONUS POOL

General. The Retention Bonus Pool shall be determined as of the date of the Change in Control. The Retention Bonus Pool shall be equal to $5.0 million if the Purchase Price (as defined in Section 5.2) of the Company is at least $90 million but less than $100 million. For each additional $10 million in Purchase Price over $100 million, the Retention Bonus Pool will be increased by $1 million, such that a total Purchase Price of $200 million will result in a Retention Bonus Pool of $16 million. The determination of the Purchase Price and the Retention Bonus Pool shall be made by the Committee in good faith based upon the financial and other information available to it. The Committee shall have the discretion to change the formula for determining the Retention Bonus Pool from time to time. Any such change shall be communicated to Participants.

Definitions. For purposes of this Article Five and the Plan, the following definitions shall apply:

“Dilution Adjustment” means any increase in Third Party Interest Bearing Debt associated with a recapitalization where the proceeds of the additional debt do not remain in the Company.

“Enterprise Value” means the gross proceeds (cash and other consideration, including any earn outs or deferred payments) of the sale of the stock of or disposition of assets of, the Company in connection with a Change in Control, provided that if less than 100% of the stock or assets is sold, the Enterprise Value shall be calculated as if 100% of the stock or assets were sold.

“Non-Operating Cash Balances” means the cash in Company depository accounts on the date of the Change in Control.

“Purchase Price” shall equal the Enterprise Value of the Company, minus Third Party Interest Bearing Debt, plus Non-Operating Cash Balance and any Dilution Adjustment; provided, that the Committee may make adjustments to the calculation of Purchase Price if it determines such adjustments are necessary or desirable because of unusual or extraordinary charges or income items or other events which are distortive of financial results or because of changes in the Code or tax laws.

“Third Party Interest Bearing Debt” means debt of the Company owed to a third party which shall exclude debt owed to any affiliate of the Company.

ADMINISTRATION

Plan Administration. The Plan is administered and interpreted by the Committee. The Committee shall have complete discretion to determine eligible Participants, to determine and adjust from time to time each Participant’s Participation Interest, and to interpret the Plan. Any decision by the Committee reached in accordance with the provisions contained herein shall be final and binding on all parties.

NO FUNDING OBLIGATIONS

Funding. The obligations of the Company are not required to be funded under the Plan. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company, its subsidiaries or affiliates. The Participant’s rights to a Retention Bonus shall be that of an unsecured creditor of the Company.

LIMITATION ON BENEFITS

Notwithstanding anything in this Plan to the contrary, any benefits payable or to be provided to a Participant by the Company or its affiliates, whether pursuant to this Plan or otherwise, which are treated as Parachute Payments shall, but only to the extent necessary, be modified or reduced in the manner provided in Section 8.2 below so that the benefits payable or to be provided to the Participant under this Plan that are treated as Parachute Payments, as well as any payments or benefits provided outside of this Plan that are so treated, shall not cause the Company to have paid an Excess Parachute Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

If a reduction of benefits is required to avoid treatment of any payment as an Excess Parachute Payment, the Participant’s Retention Bonus under this Plan shall be reduced to an amount which, when combined with all other payments or benefits to the Participant related to the Change in Control, does not result in payment of an Excess Parachute Payment.

This Article Eight shall be interpreted so as to avoid the imposition of excise taxes on the Participant under Section 4999 of the Code and to avoid the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Plan or otherwise.

For purposes of this Article Eight, the following definitions shall apply:

“Excess Parachute Payment” shall have the same meaning as provided in Section 280G(b)(1) of the Code.

“Parachute Payment” shall have the same meaning as provided in Section 280G(b)(2) of the Code.

“Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4) of the Code.

“Present Value” shall have the same meaning as provided in Section 280G(d)(4) of the Code.

MISCELLANEOUS

Rights Not Exclusive. Except as expressly provided in the Plan, a Participant's right to receive a Retention Bonus under the Plan shall be in addition to and not exclusive of his rights under any other agreement or plan of the Company or its affiliates, including without limitation, any short- or long-term bonus or other remuneration payable pursuant to the Participant’s Employment Agreement with the Company.

No Contract for Employment. Nothing in the Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to deny the Company any right it may have to discharge or demote any Participant at any time.

Withholding. All amounts payable by the Company hereunder shall be subject to withholding of such amounts related to taxes as the Company may be legally obligated so to do.

Arbitration. Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in effect. Each party agrees to comply with any award made in any such proceeding, which shall be final, and to the entry of judgment in accordance with applicable law in any jurisdiction upon any such award. The costs of the arbitration, including the costs of the facility, court reporter and arbitrator’s fee, shall be shared equally by each party.

Notices. Notices will be considered effective upon receipt and shall be sent by hand delivery or certified mail addressed as follows:

If to the Company:

Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, Georgia 30097-4916
Attention: General Counsel

If to a Participant, at his or her last known address.

Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision of the Plan, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

No Assignment or Alienation of Benefits by Participants. A Participant shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under the Plan, nor shall these benefits be subject to seizure for the payment of debt, judgment, alimony or separate maintenance owed by the Participant, or any person claiming through the Participant, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any attempted assignment, anticipation, hypothecation, transfer, or other disposal of the benefits hereunder, shall be void.

Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Georgia to the extent not preempted by federal law.

Successors and Assigns. The Plan shall be binding upon the Company and its successors (including any successor to the Company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company) and assigns.

Amendment; Termination. Subject to the provisions of Section 9.12, the Plan may be amended or terminated at any time by the Board or the Committee; provided, however, that no such amendment or termination may be made after the date of a Change in Control without the written consent of affected Participants if such amendment or termination would negatively affect the rights of Participants who would otherwise be entitled to a Retention Bonus hereunder. The Plan shall automatically terminate following a Change in Control once all Retention Bonuses have been paid, and any portion of the Retention Bonus Pool not allocated to Participant’s shall not be payable.

Headings. The headings of the Sections herein are for convenience only and shall have no significance in the interpretation of the Plan.

Compliance with Section 409A. This Plan shall be operated in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A and would result in an additional tax to the Participant. Any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

                    INNOTRAC CORPORATION

                    By:   /s/ Scott D. Dorfman

EXHIBIT A

Participants And Participation Interests

Participant	Participation Interest In Retention Bonus Pool

David L. Ellin	%
Larry C. Hanger	%
James R. McMurphy	%
Robert J. Toner	%

Total	% *

* __% is currently reserved for future Participants and/or allocations.

EXHIBIT A
(as revised ________________, 2007)

Participants And Participation Interests

Participant	Participation Interest In Retention Bonus Pool

Larry C. Hanger	%
James R. McMurphy	%
Robert J. Toner	%
Total	% *

* __% is currently reserved for future Participants and/or allocations.